                                                                    EXHIBIT 12.1



                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



                                                                         Year Ended December 31,
                                                    ---------------------------------------------------------------------
                                                      1995           1994           1993           1992            1991
                                                    ---------------------------------------------------------------------
Earnings from continuing
   operations before
   extraordinary item. . . . . . . . . . . . .      $ 71,160       $ 93,989       $ 65,226       $ 64,683       $  2,209
Add (deduct):
   Income taxes:
     Federal and foreign . . . . . . . . . . .        36,658         52,869         36,293         42,577         28,300
     State and local . . . . . . . . . . . . .         3,611          4,931          1,877          1,886          1,538
   Portion of rents representative
     of interest factor (1). . . . . . . . . .         3,334          3,369          4,078          4,283          4,268
   Interest expense. . . . . . . . . . . . . .        91,208         90,337        111,497        137,797        201,954
                                                    ---------------------------------------------------------------------

Earnings from continuing
   operations before
   extraordinary item,
   as adjusted . . . . . . . . . . . . . . . .      $205,971       $245,495       $218,971       $251,226       $238,269
                                                    ---------------------------------------------------------------------
                                                    ---------------------------------------------------------------------

Fixed charges:
   Interest expense. . . . . . . . . . . . . .      $ 91,208       $ 90,337       $111,497       $137,797       $201,954
   Capitalized interest. . . . . . . . . . . .           997            689          1,140          1,196            955
   Portion of rents representative
     of interest factor (1). . . . . . . . . .         3,334          3,369          4,078          4,283          4,268
                                                    ---------------------------------------------------------------------

Fixed charges. . . . . . . . . . . . . . . . .      $ 95,539       $ 94,395       $116,715       $143,276       $207,177
                                                    ---------------------------------------------------------------------
                                                    ---------------------------------------------------------------------

Ratio of earnings to
   fixed charges . . . . . . . . . . . . . . .           2.2            2.6            1.9            1.8            1.2
                                                    ---------------------------------------------------------------------
                                                    ---------------------------------------------------------------------


---------------
Note:
     (1)  Estimated to be 1/3 of total rent expense.